Exhibit 10.1
SEVERANCE AGREEMENT AND RELEASE
In consideration for the mutual promises in this Severance Agreement and Release (this “Agreement”), Fidelity National Information Services, Inc. (together with its successors and assigns, “FIS” or the “Company”), on behalf of itself and each of its affiliates, and Frank R. Martire (“Employee” and, together with the Company, a “Party”) agree as follows. This Agreement is intended to amend and acknowledge performance of the Employment Agreement between the Parties dated March 31, 2009, as amended on December 1, 2009, March 12, 2012, January 1, 2015, and February 23, 2016 (the “Employment Agreement”).
1.Termination of Employment. On December 31, 2016 (the “Termination Date”), Employee’s employment with the Company as Executive Chairman of the FIS Board of Directors (the “Board”) will terminate without further action of the Parties. This termination will be treated as a Termination by the Company for a Reason Other than Cause, Death or Disability for purposes of the Employment Agreement. Employee and Company hereby waive any notice of termination that might otherwise be required under in the Employment Agreement or otherwise.
2.    Severance Benefits. Following the Termination Date, the Company will pay/provide Employee the following amounts and benefits which, together, shall be considered the “Severance Benefits.” Employee agrees that timely provision of the Severance Benefits will satisfy all of the Company’s obligations to him under the Employment Agreement, and, upon payment/provision of the Severance Benefits, Employee will have received all payments or benefits to which he is entitled under the Employment Agreement. The Company and its affiliates may withhold from any amount or benefit payable under this Agreement or any other Company Arrangement taxes that they are required to withhold pursuant to any applicable law or regulation. The benefits described in clause (f) will be subject to Section 23 below.
(a)    On or before January 15, 2017, the Company will pay Employee any unpaid salary due for service through the Termination Date.
(b)    On or before March 15, 2017, the Company will pay Employee the Annual Bonus earned by him for 2016, the amount of such bonus to be determined based solely upon the degree to which the 2016 performance objectives previously established by the Company and the Compensation Committee of the Board of Directors are attained (and thus without the exercise of any negative discretion), and to be paid entirely in cash.
(c)    On or about June 30, 2017, the Company will pay Employee a gross lump sum cash amount of $7,200,000, which is equal to three times the sum of Employee’s Annual Base Salary for 2016 ($800,000) and Employee’s target Annual Bonus for 2016 ($1,600,000).
(d)    On or about June 30, 2017, the Company will pay Employee a gross lump sum cash amount of $170,640, which is equal to thirty-six times the monthly life insurance premiums that would be due if Employee ported his Company life insurance coverage in effect on the Termination Date.
(e)    On the Termination Date, Employee will become fully vested in all outstanding, unvested equity grants made to him prior to the Termination Date, without regard to the degree to which any applicable performance objectives have been, or are later, attained. As of the Termination Date, all of Employee’s outstanding equity awards will be wholly non-forfeitable, and each of Employee’s outstanding stock options will be and remain exercisable until the earlier of the third anniversary of the Termination Date and the expiration of the option’s maximum stated term.
(f)    Employee will, in addition, be entitled to timely provision of any other or additional benefits to which he is then, or thereafter becomes, entitled under the then applicable terms of any applicable plan, program, agreement, corporate governance document or arrangement of the Company or any of its affiliates (collectively, “Company Arrangements”) (e.g., reimbursement of business expenses, pay-out of unused vacation and personal days, 401k plan payouts, indemnification benefits, SunGard Synergy Bonus payments, etc.).
3.    Employee agrees that the Severance Benefits include payments and benefits to which he would not otherwise be entitled. Subject to the payment/provision of the Severance Benefits, Employee affirms that he has been paid and/or has received all compensation, wages, bonuses, leaves, commissions and/or benefits to which Employee is entitled by virtue of his Employment Agreement. Concurrently with entering into this Agreement, the Parties will enter into an agreement entitled “Agreement to Serve as Chairman of the Board of Directors” in the form attached as Exhibit A to this Agreement (the “Chairman Agreement”). Based on consideration provided in the Chairman Agreement, Employee expressly waives any right to the lump sum COBRA subsidy provided for in Section 9(a)(v)(b) of the Employment Agreement. Notwithstanding anything in this Agreement or elsewhere to the contrary, amounts and benefits provided under this Agreement will be wholly non-forfeitable, except as required by law or under the Clawback Policy adopted by the Board’s Compensation Committee in December 2010.
4.    The “Effective Date” of this Agreement shall be the later of the Termination Date and the eighth (8th) day after Employee has executed and returned this Agreement to the Company.
5.    Employee, on Employee’s own behalf and on behalf of Employee’s agents, assigns, heirs, executors, and administrators (collectively, “Employee Releasors”), hereby waives, and releases and discharges the Company, its affiliates, and its and their owners, stockholders, officers, directors, employees, attorneys, agents, successors and assigns (collectively, “Company Released Parties”) from, any claim, demand, action, or cause of action, known or unknown, (collectively, “Claims”) that any Employee Releasor may have against any Company Released Party and that arose at any time up to the date Employee signs this Agreement, including, without limitation, any such Claim relating to, arising out of, or in any way connected with Employee’s employment with the Company or the ending of that employment, including, without limitation, any claim, demand, action, cause of action or right based on but not limited to: the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101, et seq.; Sections 503 and 504 of the Rehabilitation Act; the Civil Rights Act of 1866, as amended, (42 U.S.C. §§ 1981, 1981A and 1988); the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq., and any state or local family and medical leave laws, which require employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e, et seq.; the Sarbanes Oxley Act of 2002; the Equal Pay Act; the Worker Adjustment and Retraining Notification (“WARN”) Act, and any state or local law that requires advance notice be given of certain work force reductions; the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001, et seq.; the Genetic Information Nondiscrimination Act; any and all civil rights acts of any state including any state or local employment discrimination law and any state or local law that regulates employment or restricts an employer’s right to terminate employees; any state or local wage law, statute or ordinance; any claim of discrimination, harassment or retaliation; any existing employment agreement or potential entitlement under any Company program or plan including any claim to any bonus or commission; any claim for severance pay or for reimbursement of expenses; any duty or other employment-related obligation arising under the law of contract, tort or from any other type of statute, law or public policy (collectively, “Released Claims”). Excluded from the release in this Section 5, and thus from the Released Claims, is any Claim arising under or preserved by this Agreement; any Claim as an investor, creditor, or shareholder of the Company or any of its affiliates; any Claim for indemnification, advancement, or liability insurance coverage; and any Claim against any Company Released Party, other than the Company and its affiliates, that does not arise out of or relate to Employee’s employment with, or services for, the Company or its affiliates, or any termination thereof. This is intended to be as complete a waiver as possible of all Claims against any of the Company Released Parties to the extent set forth herein. This waiver is effective only as to those Claims that may properly be waived in this manner.
Nothing in this Agreement or elsewhere shall be construed to prevent Employee from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, or any similar state or local agency, or from participating in or cooperating with any investigation conducted by the Equal Employment Opportunity Commission or similar agency. Employee waives the right to monetary damages or other individual legal or equitable relief awarded in relation to any such charge against the Company.
6.    With respect to Released Claims, Employee waives the right to money damages or other legal or equitable relief awarded by a governmental agency or court related to any claim filed against the Company or any Company Released Party. Employee further agrees, with respect to Released Claims, to withdraw any charge or claim for damages that have or may have been filed before any local, state or federal agency relating in any way to the Company or a Company Released Party, except as to any claim for unemployment compensation, workers’ compensation or other related benefits. Nothing in this Agreement seeks to waive Employee’s rights to bring claims for unemployment compensation, claims for workers’ compensation benefits, or claims pursuant to any insurance or benefits plan.
7.    In the event that any Employee Releasor brings any Released Claim against any Company Released Party, Employee shall fully and promptly indemnify such Company Released Party against any cost, expense or liability incurred by such Company Released Party in connection with such Released Claim, such indemnity to include without limitation prompt advancement of any legal fees or other expenses incurred by such Company Released Party in connection with such Released Claim.
8.    The Company, on the Company’s own behalf and on behalf of each of the other Company Released Parties, hereby waives, releases and discharges each of the Employee Releasors, and their attorneys, agents, successors and assigns, from any Claim that any Company Released Party may have against any Employee Releasor and that arose at any time up to the date that the Company signs this Agreement. Excluded from this Release is any Claim arising under or preserved by this Agreement; any Claim arising under any Company Arrangement; and any Claim by any Company Released Party other than the Company and its affiliates that does not arise out of or relate to Employee’s employment with, or services for, the Company or its affiliates, or any termination thereof. In the event that any Company Released Party brings any Claim that is released under this Section 8 against any Employee Releasor, the Company shall fully and promptly indemnify such Employee Releasor against such Claim, such indemnity to include without limitation prompt advancement of any legal fees or other expenses incurred by such Employee Releasor in connection with such Claim.
9.    The restrictions set forth in Sections 12, 13(b), 14 and 15 of the Employment Agreement shall continue to apply to Employee after the Termination Date in accordance with their terms, provided, however, that for this purpose the last sentence of Section 13(b) of the Employment Agreement (relating to waiving the one-year restricted period in the event of a termination without Cause) shall be disregarded, with the result that the restrictions in Section 13(b) of the Employment Agreement shall continue to apply until the first anniversary of the Termination Date before lapsing. There shall be no contractual or similar restriction on Employee’s post-employment activities (including without limitation restrictions enforceable through loss of benefits to which Employee might otherwise be entitled) other than those specified in this Section 9.
10.    The Company shall at all times, through at least the sixth anniversary of the date that Employee’s service as a member of the Board terminates, maintain director and officer liability insurance coverage for Employee’s benefit in a form at least as comprehensive as, and in an amount that is at least equal to, the coverage then maintained for any other present or former officer or director of the Company. In addition, as provided in Article V of the Company’s charter and Article Five of the Company’s bylaws, Employee shall be indemnified by the Company against any cost, expense, liability or loss incurred or suffered by him in connection with any Claim, discovery request, or request for testimony or information, that is raised or threatened against him, or that is reasonably anticipated to be raised against him, and that arises out of or relates to his service for the Company or any of its affiliates, such indemnification to include prompt advancement of expenses (including without limitation attorney’s fees), in each case to the fullest extent permitted under the Company’s bylaws as of the Effective Date.
11.    In the event of Employee’s death or a judicial determination of his incompetence, references to Employee in this Agreement shall (where appropriate) be deemed to refer to his heir(s), beneficiar(ies), estate, executor(s) or other legal representative(s). Notwithstanding anything in this Agreement or elsewhere to the contrary, Employee shall at all times be entitled to: (a) retain, and use appropriately, (i) documents and information relating to his personal entitlements and obligations, and (ii) his rolodex (and electronic equivalents); (b) disclose documents and information in confidence to an attorney or other professional for the purpose of securing professional advice; and (c) make truthful statements, and disclose documents and information, (i) when required by law, subpoena, court order or the like, (ii) when requested by any governmental or self-regulatory authority, (iii) when protected by applicable “whistleblower” statutes, or (iv) as reasonably necessary to enforce his rights in a proceeding under Section 14 or otherwise. Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company or any of its affiliates under this Agreement or otherwise, and there shall be no offset against amounts or benefits due Employee under this Agreement or otherwise on account of (x) any Claim that the Company or any of its affiliates may have against him or (y) any remuneration or other benefit earned or received by Employee after the Termination Date. Any amounts due to Employee under this Agreement are considered to be reasonable by the Company and are not in the nature of a penalty. In the event of any inconsistency between the terms of this Agreement or the Chairman Agreement and the terms of any other Company Arrangement, the terms of this Agreement and the Chairman Agreement shall control. Sections 10 and 23 of the Employment Agreement (relating respectively to certain excise taxes and to attorneys’ fees) shall be deemed incorporated into this Agreement as if set forth verbatim in it. The Company shall promptly pay, or reimburse Employee for, any legal fees and expenses that he reasonably incurs in connection with entering into the arrangements set forth in this Agreement and in its Exhibit.
12.    This Agreement sets forth the complete agreement between the Parties relating to the compensation, wages, bonuses, leaves, commissions, and/or benefits to which Employee is entitled under the Employment Agreement.
13.    Any terms utilized in this Agreement and not defined herein have the meaning given to them by the Employment Agreement. Each Party acknowledges and agrees that, in signing this Agreement, such Party does not rely and has not relied upon any representations or statements by the other Party or its/his representative with regard to the subject matter, basis, or effect of this Agreement that are not specifically reflected in this Agreement.
14.    This Agreement shall be interpreted, construed, governed, and enforced in accordance with the laws of the State of Florida, regardless of its place of execution or performance, without regard to internal principles relating to conflict of laws. Notwithstanding anything elsewhere to the contrary, any dispute between the Employee and the Company (or any of its affiliates) that arises out of or relates to this Agreement, the Chairman Agreement, Employee’s services for the Company or any of its affiliates (including without limitation as a director) or any termination of any such services shall be resolved exclusively in a state or federal court of competent jurisdiction in the State of Florida.
15.    The Company and Employee have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and Employee and no presumption or burden of proof shall arise favoring or disfavoring either the Company or Employee by virtue of the authorship of any of the provisions of this Agreement.
16.    If there is a conflict between this Agreement and any present or future law, the part that is affected shall be curtailed only to the extent necessary to bring it within the requirements of that law.
17.    EMPLOYEE IS ADVISED AND UNDERSTANDS THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS SEVERANCE AGREEMENT AND RELEASE.  EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS SEVERANCE AGREEMENT AND RELEASE.
EMPLOYEE MAY REVOKE THIS SEVERANCE AGREEMENT AND RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT BY PROVIDING A WRITTEN REVOCATION TO:
Michael P. Oates
CEVP, Chief Administrative Officer
601 Riverside Avenue
Jacksonville, FL 32204
Michael.Oates@FISGlobal.com

WHICH STATES, "I HEREBY REVOKE MY ACCEPTANCE OF OUR SEVERANCE AGREEMENT AND RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED, MAILED, SENT VIA OVERNIGHT COURIER OR EMAILED TO THE ABOVE INDIVIDUAL AT THE ABOVE ADDRESS OR EMAIL ADDRESS. IF MAILED, IT MUST BE POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNED THIS SEVERANCE AGREEMENT AND RELEASE.
18.    Neither Party may assign any of its rights or obligations under this Agreement, unless the other Party expressly agrees in writing to such assignment. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by the Parties. No waiver by any individual or entity of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar breach at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving individual or entity and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.
19.    Representations:
(a)    The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this Agreement on its own behalf and on behalf of its affiliates and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not, to the best of its knowledge and belief, violate any applicable law, regulation, order, judgment, decree or Company Arrangement to which it or any of its affiliates is a party or by which it or any of its affiliates is bound, and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be its valid and binding obligation, enforceable against the Company and its affiliates in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.
(b)    Employee represents and warrants that, to the best of his knowledge and belief, (i) delivery and performance of this Agreement by him does not violate any law or regulation applicable to him, (ii) delivery and performance of this Agreement by him does not violate any applicable order, judgment, decree or agreement to which he is a party or by which he is bound and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be a valid and binding obligation of Employee, enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.
20.    All notices and other communications provided for hereunder will be in writing and sent by courier or email, if to the Company, at the address set forth above in Section 17 (attention: Chief Administration Officer) and, if to Employee, at the address of his principal residence as then reflected in the Company’s records (with a copy, which shall not constitute notice, to Morrison Cohen LLP, 909 Third Avenue, 27th Floor, New York, NY 10022, attention Robert M. Sedgwick, Esq.), as to either Party, at such other address as is designated by such Party in a written notice to the other Party.
21.    This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and either Party may enter into this Agreement by executing a counterpart. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for all purposes.
22.    If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law, the Company and Employee agree that such invalidity or unenforceability will not impair the validity or enforceability of any other provision hereof.
23.    Section 409A.
(a)    The Parties intend that the provisions of this Agreement and of any other Company Arrangement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time (collectively, “Section 409A”). All provisions of this Agreement and of any other Company Arrangement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A. Notwithstanding anything in this Agreement, the Chairman Agreement, or elsewhere to the contrary, Employee shall have no duties after the Termination Date that are inconsistent with Employee having had a “separation from service” as of the Termination Date for purposes of Section 409A.
(b)    If Employee is a “specified employee” within the meaning of Section 409A, any payment or benefit otherwise due to be paid or provided to Employee within six months following the Termination Date under any arrangement that (A) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (B) does not otherwise qualify under the exemptions under Treasury Regulation Section 1.409A-1, shall be delayed and paid or provided on, and in any event within thirty (30) days following, the earlier of (x) the date which is six months after Employee’s “separation from service” within the meaning of Section 409A for any reason other than death and (y) the date of Employee’s death.
(c)    Except as specifically permitted by Section 409A, the benefits and reimbursements provided to Employee under any Company Arrangement during any calendar year shall not affect the benefits and reimbursements to be provided to Employee under any Company Arrangement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) or any successor thereto. Furthermore, reimbursement payments shall be made to Employee as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) or any successor thereto.
(d)    For purposes of Section 409A, each installment payment (if any) payable to Employee provided for in the Agreement or any other Company Arrangement shall be deemed to be a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii) or any successor thereto.
IN WITNESS WHEREOF, each Party has signed this Severance Agreement and Release on the date shown next to its signature below.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By: /s/ Michael P. Oates                 Date: October 28, 2016
Its: Chief Administrative Officer

FRANK R. MARTIRE

/s/ Frank R. Martire                    Date: October 28, 2016

EXHIBIT A

AGREEMENT TO SERVE AS CHAIRMAN OF FIS’ BOARD OF DIRECTORS

In consideration for the mutual promises in this Agreement to Serve as Chairman of FIS’ Board of Directors (this “Agreement”), Fidelity National Information Services, Inc. (together with its successors and assigns, “FIS” or “Company”), and Frank R. Martire (the “Chairman” and, together with FIS, the “Parties”) agree as follows.
24.    Purpose. The purpose of this Agreement is to recognize the Chairman’s significant contributions to the overall performance and success of Company and to provide a single, integrated document which shall provide the basis for the Chairman’s continued service. This Agreement is entered into in connection with the Severance Agreement and Release between the Parties dated October 28, 2016 (the “Severance Agreement”). Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Severance Agreement. This Agreement shall become effective on the Effective Date (as defined in the Severance Agreement).
25.    Position and Effective Date. The Chairman agrees to serve as the Chairman of FIS’ Board of Directors (the “Board”), commencing January 1, 2017. The Chairman shall have all the duties, functions and responsibilities customary for the chairman of the board of directors of a public company of FIS’ size and nature.
26.    Term. The term of the Chairman’s service under Section 2 above (the “Term”) shall commence on January I, 2017 (the “Commencement Date”) and continue through the date that the Company’s annual meeting of Shareholders (“Annual Meeting”) is held in 2017. If, at that Annual Meeting, the Chairman is re-elected as a Director by a majority of the Company’s shareholders, then the Term shall be extended automatically through the date the Annual Meeting is held in 2018. Further, and subject at all times to termination of the Chairman’s service under this Agreement (and of the Term) pursuant to Section 4 below, upon the date of each subsequent Annual Meeting at which the Chairman is re-elected as a Director the Term shall be extended automatically until the date that the next Annual Meeting is held. The Company agrees to nominate the Chairman for election, and to recommend his election, as a Director at each Annual Meeting that occurs during the Term.
27.    Termination. The Chairman’s service under this Agreement, and the Term, shall terminate without further action by the parties in any of the following circumstances:
(a)    the election by the Board of Directors of a new Chairman of the Board;
(b)    the failure of the Chairman to win re-election as a Director at any Annual Meeting of the Company at which the Company nominates him for re-election and recommends that he be elected; or
(c)    the resignation of the Chairman from the Board.
28.    Compensation. During the Term, Company shall pay the Chairman as follows:
(a)    an annual cash retainer of no less than $667,000, payable in accordance with the Company’s standard practice for payment of Directors; and
(b)    an annual equity grant valued at no less than $333,000, made at the same time during the year that the Company makes annual equity grants to Directors, officers and key employees generally.
29.    Other Benefits. In addition to the compensation described above, and to any benefits to which the Chairman may be entitled under the terms of the Severance Agreement, the Chairman shall be entitled to the following during the Term:
(a)    Continued participation in the Company’s SunGard Synergy Bonus program at the levels approved for the Chairman by the Compensation Committee of the Board while the Chairman served as Executive Chairman (provided, however, that his participation shall continue after the Term in the event that the Term ends under Section 4(a) above);
(b)    Beginning as of January 1, 2017 and ending as of the later of December 31, 2019 and the expiration of the Term, quarterly payment of the excess of the gross quarterly cost to the Chairman of obtaining medical, dental and vision coverage for himself and his family that is comparable to that provided to him by the Company while he was Executive Chairman over the Chairman’s quarterly contribution to his current Company coverage as of the date of this Agreement; and
(c)    Continued provision of an appropriate office and executive assistant coverage, along with continued use of Company telephone and computer equipment;
(d)    Continued reimbursement for appropriate expenses related to the performance of his duties as Chairman; and
(e)    Continued customary usage of corporate aircraft and all other benefits and perquisites provided to the Chairman while he served as Executive Chairman.
30.    Company Policies. The Chairman represents that he has read and understands the Company’s policies applicable to Directors regarding insider trading and prohibiting the hedging and pledging of Company stock, which policies shall apply to him for so long as he remains a Director, notwithstanding anything in the Severance Agreement or elsewhere to the contrary. After the end of his service as a Director, the Chairman’s only restrictions on trading in company securities will be those imposed by law or regulation.
31.    Sections 11, 14, 15, 18, 19, 20 and 21 of the Severance Agreement (relating, respectively, to miscellaneous items, governing law and dispute resolution, construction, amendments and waivers, representations, notices, and counterparts and signatures) shall be deemed incorporated into this Agreement as if set forth verbatim in it, provided however that references in those Sections to Employee shall be deemed to be references to the Chairman.
IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the Effective Date.
FIDELITY NATIONAL INFORMATION SERVICES, INC.

By: /s/ Michael P. Oates            Date: October 28, 2016
Its: Chief Administrative Officer

FRANK R. MARTIRE

/s/ Frank R. Martire                Date: October 28, 2016

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